Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Document on Form S-1 of VSee Health, Inc. of our report dated August 18, 2025, relating to our audit of the consolidated financial statements of VSee Lab, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the caption “Experts” in the Form S-1.

Tampa, Florida

December 29, 2025

3702 W Spruce St #1430 ● Tampa, Florida 33607 ● +1.813.441.9707